STOCK PURCHASE AGREEMENT








                                 BY AND BETWEEN







                          MSH ENTERTAINMENT CORPORATION



                                       AND



                                  MARTIN ABRAMS













                                 August 27, 1998

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                            STOCK PURCHASE AGREEMENT

          This Stock Purchase Agreement ("Agreement") dated August 27, 1998 is entered into by and between MSH Entertainment Corporation, a Utah corporation ("Buyer"), and Martin Abrams ("Seller");

                                    RECITALS

          A. Seller owns 44.01 shares of the Common Stock (the "Purchased Shares") of Abrams\Gentile Entertainment, Inc., a New York corporation (the "Company");

          B. Seller desires to sell the Purchased Shares to Buyer and Buyer desires to purchase the Purchased Shares from Seller, on the terms and conditions set forth herein;

          In consideration of the promises, representations, warranties and agreements contained herein, the parties agree as follows:

1.        PURCHASE AND SALE OF SHARES

          1.1 TRANSFER OF SHARES. At the Closing (as that term is defined herein), Seller agrees to sell, convey, assign, transfer and deliver the Purchased Shares to Buyer, and Buyer agrees to purchase, acquire and accept the Purchased Shares from Seller.

          1.2 PURCHASE PRICE. As full consideration for the sale of the Purchased Shares to Buyer, at or before the Closing Buyer shall deliver to Seller $5,000,000 in cash and property (the "Purchase Price"), as follows:

                  1.2.1 $349,500 in cash, previously delivered to Seller (the "Earnest Money Deposit");

                  1.2.2 $3,400,500 in cash, to be delivered at the Closing (the "Closing Cash Payment");

                  1.2.3 300,000 newly issued shares of Common Stock of Buyer, with an agreed value of $120,000 (or $.40 per share), previously delivered to Seller (the "Pre-Closing Shares"); and

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                  1.2.4    2,825,000 newly issued shares of Common Stock of
                           Buyer, with an agreed value of $1,130,000 (or $.40 per share), to be delivered at the Closing (the "Closing Shares");

          1.3 PAYMENT OF PURCHASE PRICE. The Closing Cash Payment shall be paid by Buyer to Seller at the Closing, at Buyer's election, by means of a wire transfer or cashier's check. The obligation of Buyer with respect to issuance of the Closing Shares shall be satisfied by delivery to Seller of a certificate representing the Closing Shares, duly registered in the name of Seller and executed and countersigned by duly authorized representatives of Buyer.

2.        CLOSING.

          2.1 TIME AND PLACE. The consummation of the purchase and sale of the Shares (the "Closing") shall be held at 10:00 a.m. local time on September 4, 1998 at the offices of Rubin, Bailin, Ortoli, Mayer, Baker & Fry LLP, 405 Park Avenue, New York, N.Y. 10022. If the Closing does not occur by the Closing Date, and such failure is not a result of any material breach of this Agreement by Seller, then Seller may retain, as liquidated damages, the Earnest Money Deposit and the Pre-Closing Shares. In such event, Buyer and Seller shall each pay all of its own costs and expenses, and neither Buyer nor Seller shall thereafter have any further obligation to the other under this Agreement.

          2.2 DELIVERIES AT THE CLOSING. At the Closing, the each of the parties hereto shall deliver the various certificates, consents, instruments and documents provided for in this Agreement, Seller shall deliver executed stock certificates representing the Closing Shares and such other instruments which, in the reasonable opinion of counsel to Buyer, are required for issuance of the Shares to Buyer, and Buyer shall deliver the consideration for the Shares to Seller.

3.        REPRESENTATIONS AND WARRANTIES OF SELLER

          Except as disclosed in a disclosure schedule delivered concurrently herewith in which all exceptions are noted by specific reference to the Section for which the exception is being made (the "Disclosure Schedule") Seller hereby makes the following representations and warranties to Buyer, acknowledging that Buyer is relying on such representations and warranties in entering into the transactions contemplated by this Agreement. The representations and warranties set forth in Sections 3.5 through 3.25 of this Agreement are to the best knowledge of Seller after due inquiry:

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          3.1 ORGANIZATION AND STANDING. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to so qualify would likely have a material adverse effect upon it. Seller has delivered to Buyer complete and accurate copies of the Articles of Incorporation and Bylaws of the Company, each as amended to date.

          3.2 SUBSIDIARIES. The Company does not own, directly or indirectly, any shares of capital stock, or any right to acquire any shares of capital stock, of, or any participation in, any corporation, partnership, joint venture or other entity.

          3.3 CAPITALIZATION. The authorized capital stock of the Company consists of 200 shares of common stock. As of the date hereof, there are 88 shares of common stock of the Company issued and outstanding all of which are owned, beneficially and of record, free and clear of all liens, encumbrances, security agreements, equities, options, claims, charges and restrictions, as follows:

                                                         PERCENTAGE
          NAME                       SHARES               INTEREST
          ---------------       ---------------       ---------------
          Martin Abrams               44.01              50.01136

          Anthony Gentile             20.64              23.45454

          John Gentile                20.64              23.45454

          Jenny Gentile                2.71               3.07954

          Such Shares are duly and validly authorized and issued, are frilly paid and nonassessable and are not now in violation of or subject to any preemptive rights.

          As of the date hereof, there are no warrants, options, calls, commitments, or other rights to subscribe for or to purchase from the Company any capital stock of either or any securities convertible into or exchangeable for any shares of either, or any other securities or agreements pursuant to which the Company is or may become obligated to issue any shares of its capital stock, nor is there outstanding any commitment, obligation or agreement on the part of the Company to repurchase, redeem or otherwise acquire any of the outstanding shares of its capital stock. When purchased in accordance with the terms of this Agreement, the Purchased Shares will constitute 50.01136% of the outstanding capital stock and voting power of the Company immediately following the Closing.

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          3.4 TITLE TO SHARES; AUTHORIZATION. Seller has good and marketable title to the Purchased Shares, free and clear of any liens, restrictions, marital rights, options or encumbrances, and upon consummation of the purchase contemplated herein, Buyer will acquire from Seller good and marketable title to the Purchased Shares, free and clear of all liens, charges, options or other encumbrances, excepting only such restrictions upon transfer, if any, as may be imposed by Federal or state securities laws and restrictions imposed by the Shareholders' Agreement among the shareholders of The Company. Seller has full legal right, power and capacity to enter into, execute, deliver and perform this Agreement and all attendant documents and instruments contemplated hereby, without the consent of any person. This Agreement has been duly executed and delivered and constitutes the legal, valid and binding obligation of Seller and is enforceable with respect to Seller in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, priority or other laws or court decisions relating to or affecting generally the enforcement of creditors' rights or affecting generally the availability of equitable remedies. The execution and delivery of this Agreement by Seller, and the consummation of the transactions contemplated hereby by Seller in accordance with the terms hereof shall not: (i) conflict with or result in a breach of, violation of, or default under, (or constitute an event that with notice, lapse of time, or both, would constitute a breach or default under) any of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of the Company, or any note, bond, mortgage, indenture, license, lease, credit agreement or other agreement, document, instrument or obligation to which Seller or the Company is a party or by which any of their respective assets or properties are bound, (ii) violate any judgment, order, injunction, decree, statute, rule or regulation applicable to the Company or Seller, or any of their respective assets or properties, (iii) permit any party to terminate any agreement or accelerate the maturity of any debt or other obligation of the Company or Seller, (iv) create any lien, charge or encumbrance on any property of the Company or Seller, or (iv) result in a loss or adverse modification of any license, membership, franchise, permit or other authorization granted to or otherwise held by the Company.

          No consent, approval, authorization, order, registration, qualification or filing of or with any court or any regulatory authority or any other governmental body is required for the consummation by Seller of the transactions contemplated by this Agreement.

          3.5 FINANCIAL STATEMENTS. Seller has previously delivered to Buyer (i)

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the audited balance sheets of the Company as of December 31, 1997 and 1996 (the
"Balance Sheets"), together with the related statements of income, retained earnings, and changes in cash flow for each of the two years then ended, certified by the Company's independent auditors, and (ii) the unaudited balance sheet prepared on a cash basis of the Company as of June 30, 1998 (the "Unaudited Balance Sheet"), together with the related statements of income and retained earnings. (collectively the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated, except as otherwise set forth therein and the notes thereto; provided, however, that the unaudited portions of the Financial Statements are subject to normal recurring year-end audit adjustments, and they do not contain all footnotes required under generally accepted accounting principles. The Audited Financial Statements present fairly the financial condition and results of operations of the Company as of the dates thereof and for the periods covered thereby.

          3.6 ABSENCE OF UNDISCLOSED LIABILITIES. The Company does not have any debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected or reserved against in the Closing Balance Sheet or set forth in the Disclosure Schedule, except for those that may have been incurred after the date of the Closing Balance Sheet. All debts, liabilities, and obligations incurred after the date of the Closing Balance Sheet were incurred in the ordinary course of business, and are usual and normal in amount both individually and in the aggregate.

          3.7 ABSENCE OF SPECIFIED CHANGES. Since the date of the Closing Balance Sheet, there has not been any:

                  (i) Transaction by the Company except in the ordinary course of business as conducted on that date;

                  (ii) Capital expenditure by the Company exceeding $50,000;

                  (iii) Destruction, damage to, or loss of any asset of the Company (whether or not covered by insurance) that materially and adversely affects the financial condition, business, or prospects of the Company;

                  (iv) Labor trouble or other event or condition of any character materially and adversely affecting the financial condition, business, assets, or prospects of the Company;

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                  (v) Change in accounting methods or practices (including
without limitation, any change in depreciation or amortization policies or rates) by the Company;

                  (vi) Revaluation by the Company of any of its assets;

                  (vii) Declaration, setting aside, or payment of a dividend or other distribution in respect to the capital stock of the Company, or any direct or indirect redemption, purchase, or other acquisition by the Company of any of its shares of capital stock;

                  (viii) Increase in the salary or other compensation payable or to become payable by the Company to any of its officers, directors, agents, or independent contractors, or the declaration, payment, commitment or obligation of any kind for the payment, by the Company, of a bonus or other additional salary or compensation to any such person except to employees who are not officers, in the ordinary course of business;

                  (ix) Sale or transfer of any asset or cancellation of any claim of the Company, except in the ordinary course of business;

                  (x) Amendment or termination of any contract, agreement or license to which the Company is a party;

                  (xi) Loan by the Company to any person or entity;

                  (xii) Mortgage, pledge, or other encumbrance of any asset of the Company, except liens for taxes not yet due;

                  (xiii) Waiver, termination or release of any right or claim of the Company;

                  (xiv) Material adverse change in the financial condition, business, assets, or prospects of the Company;

                  (xv) Issuance or sale by the Company of any shares of is capital stock of any class, or of any other of its securities; or

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                  (xvi) Any commitment by the Company to issue any shares of its capital stock or other equity securities, or any options, rights to purchase, or securities convertible into any capital stock or other equity securities of the Company;

                  (xvii) Indebtedness incurred for borrowed money or commitment to borrow money, or any guaranty or commitment to guaranty the indebtedness of others entered into by the Company;

                  (xviii) Agreement by the Company to do any of the things described in the preceding clauses (i) through (xvii).

          The Company has within the times and in the manner prescribed by law, including extensions, filed and will continue to file up through the Closing Date all federal, state, local and other governmental (both domestic and foreign) tax returns and similar reports required to be filed by it, and has paid and will continue to pay up through the Closing Date all taxes shown thereon which are due and payable including, without limitation, income tax. All taxes, assessments and levies which the Company is required by law to withhold, collect or pay, including, without limitation, federal and state employee income tax withholding, have been withheld or collected and paid over to the proper governmental authorities. The provisions for taxes reflected in the Financial Statements are adequate for any and all federal, state, county, local and foreign taxes for the periods ending on the date of the statements and for all prior periods, whether or not disputed. To Seller's best knowledge, there are not any present disputes as to taxes of any nature payable by the Company.

          3.8 LEASE. The copy of the lease, dated November 13, 1996, between the Company and Ascot Properties Co. (the "Lease") is true and accurate, and has not been amended or modified.. The Company has received no notice that the landlord under the Lease intends to cancel or terminate the Lease or to exercise or not to exercise any option under the Lease. The Lease is in full force and effect as of the date hereof, and the Company has performed all of its obligations, and is not in default under, the Lease. All rent and other monies required to be paid under the Lease have been duly and timely paid.

          3.9 TANGIBLE PERSONAL PROPERTY. Schedule 3.9 hereto sets forth a complete list of all items of tangible personal property owned or leased and used by the Company in the current conduct of its business, where the net book value as reflected in its Balance Sheet is $5,000 or more. The Company has good and marketable title to, or in the case of leased equipment a valid leasehold interest in, and is in possession of, all such items of personal property owned or leased by it, free and clear of all title defects, mortgages, pledges,

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security interests conditional sales agreements, liens, restrictions or encumbrances whatsoever. Included in Schedule 3.9 is a list of all outstanding equipment leases and maintenance agreements to which the Company is party as lessee and which individually provide for future lease payments in excess of $1,000 per month, with the identities of the other parties to all such leases and agreements shown thereon. All leases of tangible personal property to which the Company is a party and which are material to the business of the Company are fully effective in accordance with their respective terms, and there exists no default on the part of the Company or any other party thereto. Each item of capital equipment reflected in the Closing Balance Sheet which is used in the current conduct of the Company's business is, and on the date of the Closing will be, in good operating and usable condition and repair, ordinary wear and tear excepted, and is and will be suitable for use in the ordinary course of the Company's business and fit for its intended purposes.

          3.10 LICENSES. Schedule 3.10 lists all licenses and permits held by the Company. All such licenses and permits are fully in effect and constitute all of the approvals, authorizations, consents, licenses, orders and other permits of all governmental agencies, whether federal, state, local or foreign, required to permit the operation of the Company `s business as presently conducted and as proposed to be conducted. The Company is in compliance with the terms of all such licenses and permits. None of such licenses, permits and related approvals require the consent of any third party to the transactions provided for herein and all of such licenses, permits and approvals will be in full force and effect immediately after the Closing. Neither Seller nor the Company has received any notice by any party that has granted the Company any of the foregoing licenses or permits that it intends to restrict, cancel or otherwise modify such license or permit, nor are Seller or the Company aware of any facts which would indicate that any such party has any intention to take such action.

          3.11 ACCOUNTS RECEIVABLE. Schedule 3.11 sets forth a complete and accurate report of all of the Company's accounts receivable outstanding as of a date not more than 15 days prior to the date hereof. All such accounts receivable arose from valid transactions, were recorded in the ordinary course of business, and are not subject to any set-off or counter claim. No accounts receivable are contingent upon the future performance of service or the future delivery of products. The Company has not assigned, factored or otherwise transferred any of its accounts receivable, or any interest therein, and holds all rights, title and interest in and to said accounts receivable. All of the accounts receivable reflected on Schedule 3. 11 are collectible in frill subject to the "allowance for doubtful accounts" shown on the Schedule which is sufficient to cover all doubtful accounts.

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          3.12 CUSTOMERS AND VENDORS. INTENTIONALLY OMITTED

          3.13 CONTRACTS AND COMMITMENTS. Schedule 3.13 hereto lists all contracts, agreements, obligations and commitments, written or oral, expressed or implied, to which the Company is a party or by which it is bound which involve a commitment or liability in excess of $50,000 or for a term of more than twelve months (other than obligations which are included in accounts payable), and any union contracts, employee or consulting contracts, financing agreements, debtor or creditor arrangements, licenses, franchises, leases other than those described in Section 3.9, or bonus, health or stock option plans. True and complete copies of all contracts and other agreements listed on
Schedule 3.13 have been made available to Buyer prior to the execution hereof. As of the date hereof, there exist no circumstances which would affect the validity or enforceability of any of the Company's contracts and other agreements in accordance with their respective terms. The Company has performed and complied in all material respects with all obligations required to be performed by it to date under, and is not in default (without giving effect to any required notice or grace period) under, or in breach of, the terms, conditions or provisions of any of its contracts and other agreements. The validity and enforceability of any contract or other agreement of the Company has not been and shall not in any manner be affected by the execution and delivery of this Agreement without any further action.

          3.14 PROPRIETARY RIGHTS. The Company does not have any patents, applications for patents, trademarks, applications for trademarks, trade names, copyrights, licenses or service marks relating to its business except as set forth in Schedule 3.14 hereto. The Company has the unrestricted right to use, free and clear of any claims or rights of others, all trade secrets, customer lists, computer programs, characters, likenesses, and processes reasonably necessary to conduct its business as presently conducted. The continued use thereof by the Company following the Closing will not conflict with, infringe upon, or otherwise violate any rights of others. The Company has not used nor is it making use of any confidential information or trade secrets of any present or past employee or shareholder.

          3.15 NO PENDING MATERIAL LITIGATION OR PROCEEDINGS. Except as set forth on Schedule 3.15 hereto, there are no actions, suits or proceedings pending or threatened against or affecting the Company or Seller (including actions, suits or proceedings where liabilities may be adequately covered by insurance) at law or in equity or before or by any federal, state, municipal or other governmental department, commission, court, board, bureau, agency or instrumentality, domestic or

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foreign, which might result in any material adverse change in the business, properties or assets, or in the condition (financial or otherwise) of the Company or Seller, or which question or challenge the sale of the Shares by Seller to Buyer. Neither Seller nor the Company is subject to any voluntary or involuntary proceeding under the United States Bankruptcy Code or has made an assignment for the benefit of creditors.

          3.16 INSURANCE. The Company maintains insurance with reputable insurance companies on such of its equipment and properties as are usually insured by companies similarly situated and to the extent customarily insured, and maintains such other insurance against hazards, risks and liability to persons and property as is customary for companies similarly situated. All such insurance policies are in full force and effect. There are no outstanding unpaid claims under any such policies which have gone unpaid for more than 60 days or as to which the carrier has disclaimed liability. Neither Seller nor the Company has received notice of cancellation or non-renewal of any such policies and the transactions contemplated hereby will not permit any carrier to cancel any existing policy. Neither Seller nor the Company has received notice from any of the Company's carriers that any insurance premiums will be materially increased in the future or that the insurance coverage currently in effect will not be available in the future on substantially the same terms.

          3.17 ARRANGEMENTS WITH PERSONNEL. No stockholder, director, officer or employee of the Company is presently a party to any transaction with the Company, including without limitation any contract, loan or other agreement or arrangement providing for the furnishing of services by, the rental of real or personal property from or to, or otherwise requiring loans or payments to, any such stockholder, director, officer or employee, or to any member of the family of any of the foregoing, or to any corporation, partnership, trust or other entity in which any stockholder, director, officer or employee or any member of the family of any of them has a substantial interest or is an officer, director, trustee, partner or employee. There is set forth on Schedule 3.17 hereto a list showing the name, title, date and amount of last compensation increase, and aggregate compensation, including amounts paid or accrued pursuant to any bonus, pension, profit sharing, commission, deferred compensation or other plans or arrangements in effect as of the date of this Agreement, of each officer, employee, agent or contractor of the Company whose salary and other compensation, in the aggregate, received from the Company or accrued is at an annual rate (or aggregated for the most recently completed fiscal year) in excess of $100,000, as well as any employment agreements relating to any such persons.

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          3.18 LABOR RELATIONS. The Company has no obligations under any collective bargaining agreement or other contract with a labor union, under any employment contract or consulting agreement, or under any executive's compensation plan, agreement or arrangement, nor is any union, labor organization or group of employees of the Company presently seeking the right to enter into collective bargaining with the Company on behalf of any of its employees. Seller has furnished Buyer with a copy of all written personnel policies, including without limitation vacation, severance, bonus, pension, profit sharing and commissions policies, applicable to any employees of the Company.

          3.19 COMPLIANCE WITH LAWS. The Company holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business as presently conducted, has complied with all applicable statutes, laws, ordinances, rules and regulations of all governmental bodies, agencies and subdivisions having, asserting or claiming jurisdiction over it, with respect to any part of the conduct of its business and corporate affairs, where the failure to so comply might have consequences that could materially adversely affect the Company's condition (financial or otherwise), business, assets, properties or prospects.

          3.20 BANK ACCOUNTS. Schedule 3.20 sets forth (i) the name of each bank, trust company, securities or other broker or other financial institution with which the Company has an account, credit line or safe deposit box or vault, or otherwise maintains relations; (ii) the account number of each account maintained thereat; (iii) the name of each person authorized by the Company to draw thereon or to have access to any safe deposit box or vault; (iii) the names of all persons authorized by proxy or otherwise to act on behalf of the Company; and (iv) all outstanding powers of attorney and proxies held by Seller. None of the foregoing proxies or powers of attorney are irrevocable.

          3.21 EMPLOYEE BENEFIT PLANS. The plans described in Schedule 3.21 hereto are the only employee benefit plans (within the meaning of Section 3(1) of ERISA), and the plans, programs, policies, practices, arrangements or contracts (whether group or individual) providing for payments, benefits or reimbursements to employees of the Company ("Employees") former Employees, their beneficiaries and dependents under which such Employees, former Employees, their beneficiaries and dependents are covered through an employment relationship with the Company ("Benefit Plans"), and such Benefit Plans cover only those persons indicated on Schedule 3.21. The Company is in full compliance with ERISA with respect to the Benefit Plans and have performed all of its obligations under such plans. No actions against the Company

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based on the Benefit Plans are pending or to the best of the Seller's knowledge threatened (other than routine claims for benefits).

          3.22 ENVIRONMENTAL QUALITY. To the best knowledge of Seller, the Company has not used, generated, manufactured, installed, released, discharged, stored or disposed of any "Hazardous Materials," as defined below. The term "Hazardous Materials" shall mean any substance, material or waste which is regulated by any local government authority, the State of New York, or the United States Government, including, without limitation, any material or substance which is (a) defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste" or "restricted hazardous waste" under any provision of New York law, (b) petroleum, (c) asbestos, (d) designated as a "hazardous substance" pursuant to Section 311 of the Clean WaterAct, 33 U.S.C. ss. 1251 ET SEQ. (33 U.S.C. ss. 1321) or listed pursuant to
Section 307 of the Clean Water Act (33 U.S.C. ss. 1317), (e) defined as a "hazardous waste" pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901 ET SEQ. (42 U.S.C. ss. 6903), or (f) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss. 9601 ET SEQ. (42 U.S.C. ss.9601). All such real property at which the Company conducts its business, to the best of its and the Shareholder's knowledge after due and diligent inquiry and investigation, complies with all applicable Federal, state and local laws, ordinances and regulations pertaining to air and water quality, Hazardous Materials, waste, disposal or other environmental matters, including the Clean Water Act, the Clean Air Act, the Federal Water Pollution Control Act, the Solid Waste Disposal Act, the Resource Conservation Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, and the rules, regulations and ordinances of the city and county in which such Real Property is located, the California Department of Health Services, the Regional Water Quality Control Board, the State Water Resource Control Board, the Environmental Protection Agency and all other applicable Federal, state, regional and local agencies and bureaus.

          3.23 BROKERAGE. Neither Seller nor the Company has any obligation to any person or entity for brokerage commissions, finder's fees or similar compensation in connection with the transactions contemplated by this Agreement, and each party shall indemnify and hold the other party harmless against any liability or expenses arising out of a breach of the foregoing representation.

          3.24 ASSETS NECESSARY TO BUSINESS. The assets owned or leased by the Company (all of which after the Closing Date will continue to be owned or leased by the Company) are sufficient to carry on the business conducted by the Company. All such

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assets are fit for the purposes for which they are being used and are in good operating condition and repair, reasonable wear and tear excepted. The transactions contemplated hereby will not deprive the Company of the benefits of any assets used, or available for use in its business.

          3.25 DISCLOSURE. Neither this Agreement, nor any certificate, exhibit, or other written document or statement, furnished to Buyer by or on behalf of Seller in connection with the transactions contemplated by this Agreement contain any untrue statement of a material fact or omit to state a material fact necessary to be stated in order to make the statements contained herein or therein not misleading. Seller has no knowledge of any fact which has not been disclosed in writing to Buyer which may reasonably be expected to materially and adversely affect the business, properties, operations, and/or prospects of the Company or the ability of Seller to perform all of his obligations under this Agreement and/or any other agreement between Buyer and Seller to be entered into pursuant to any provision of this Agreement.

4.        REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer represents and warrants to Seller that:

          4.1 AUTHORITY. Buyer has full legal right, power and capacity to enter into, execute, deliver and perform this Agreement and all attendant documents and instruments contemplated hereby. This Agreement has been duly executed and delivered and constitutes the legal, valid and binding obligation of Buyer and is enforceable with respect to Buyer in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, priority or other laws or court decisions relating to or affecting generally the enforcement of creditors' rights or affecting generally the availability of equitable remedies.

          4.2 NO VIOLATION OF AGREEMENTS. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereunder by Buyer will violate or conflict with any judgment, order, decree, statute, rule or regulation applicable to Buyer or its assets or properties.

          4.3 BROKERAGE. Buyer has no obligation to any person or entity for brokerage commissions, finder's fees or similar compensation in connection with the transactions contemplated by this Agreement, and shall indemnify and hold Seller harmless against any liability or expense arising out of such a claim asserted against Seller by any party.

          4.4 MSH SHARES. The Pre-Closing Shares are, and the Closing Shares, when issued pursuant to this Agreement will be, duly authorized, fully-paid, validly issued shares of Common Stock of Buyer.

5.        CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

          The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to Closing of each of the conditions set forth below, any or all of which may be waived by Buyer in whole or in part without prior notice; provided, however, that no such waiver or a condition shall constitute a waiver by Buyer of any other condition or of any of its rights or remedies, at law or in equity, if Seller is in default or breach of any of his representations, warranties or agreements hereunder:

          5.1 CONVEYANCE AND ASSIGNMENT. Seller shall have duly executed and delivered to Buyer the certificates for the Shares duly endorsed for transfer and such other instruments of transfer and conveyance as shall be necessary or desirable, in the reasonable opinion of Buyer's counsel, to transfer unencumbered and absolute ownership of the Shares to Buyer.

          5.2 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller contained in this Agreement shall be accurate and complete on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date and Seller shall have delivered to Buyer a certificate to that effect executed by him and dated as of the Closing Date.

          5.3 PERFORMANCE OF AGREEMENTS. Each and all of the conditions precedent and agreements of Seller subject to satisfaction on or before the Closing Date pursuant to the terms of this Agreement shall have been performed or satisfied and Seller shall have delivered to Buyer a certificate to such effect executed by him and dated as of the Closing Date.

          5.4 ACTIONS OR PROCEEDINGS. No action, suit or other proceeding before a court, tribunal or other governmental agency or body shall have been instituted or threatened to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain substantial damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any law, decree or regulation of any governmental authority having appropriate jurisdiction, or in connection with any material claim against any the Company or Seller not disclosed on the Schedules hereto.

          5.5 NO ADVERSE CHANGE. There shall have been no event which has occurred or which has been disclosed to Buyer which has had or could be reasonably expected to have a material adverse effect on the business, book value, assets, properties, results of operations, financial condition or prospects of the Company.

          5.6 COURT ORDERS. No preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a government, regulatory or administrative agency or commission nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority shall be in effect which would (a) make the acquisition or holding by Buyer of the Shares illegal or impose material limitations on its ability to exercise full rights of ownership with respect to such Shares or (b) otherwise prevent the consummation of the transactions contemplated hereby.

          5.7 EMPLOYMENT AGREEMENTS. All written and oral employment, consulting and other agreements of any nature between Seller (or any parties related thereto) and the Company (or any parties related thereto) shall have been canceled without cost or charge to the Company, except as set forth in this Agreement.

          5.8 ADDITIONAL DOCUMENTS. Seller shall have delivered to Buyer such documents and instruments as Buyer may reasonably request in connection with this Agreement and the consummation of the transactions contemplated hereby.

6.        CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

          The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of each of the conditions set forth below, any or all of which may be waived by Seller in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by Seller of any other condition or of any of Seller's rights or remedies, at law or in equity, if Buyer shall be in default or breach of any of its representations, warranties or agreements under this Agreement:

          6.1 PURCHASE PRICE. Buyer shall deliver the Purchase Price at the Closing as provided in Section 1.2.

          6.2 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer contained in this Agreement shall be accurate and complete on and as of the Closing Date with the same effect as through such representations and warranties had been made on or as of such date and Buyer shall have delivered to Seller a certificate to that effect signed by Buyer's chief executive officer, and dated as of the Closing Date.

          6.3 PERFORMANCE OF AGREEMENTS. Each and all of the conditions precedent and agreements of Buyer subject to satisfaction on or before the Closing Date pursuant to the terms of this Agreement shall have been performed or satisfied and Buyer shall have delivered to Seller a certificate to that effect signed by Buyer's chief executive officer, and dated as of the Closing Date.

7.        INDEMNIFICATION

          7.1 SELLER'S OBLIGATION TO INDEMNIFY. Seller agrees to indemnify, defend and hold harmless Buyer, and its officers, directors, successor and agents from and against all claims, demands, losses, liabilities, costs, expenses, obligations, interest, penalties and damages, including, without limitation, reasonable attorneys' fees and other costs and expenses of investigating and defending any actions or threatened actions (collectively "Claims"), which arise out of, are based upon, or are related to (i) any material inaccuracy in or material breach of any representation, warranty or agreement of Seller contained herein or in any other document delivered pursuant hereto, or (ii) any claim by or through Linda Abrams or Howard Abrams relating to the ownership of the Purchased Shares or the assets or properties of the Company.

          7.2 BUYER'S OBLIGATION TO INDEMNIFY. Buyer agrees to indemnify, defend and hold harmless Seller, and his heirs, successor and agents from and against all claims, demands, losses, liabilities, costs, expenses, obligations, interest, penalties and damages, including, without limitation, reasonable attorneys' fees and other costs and expenses of investigating and defending any actions or threatened actions (collectively "Claims"), which arise out of, are based upon, or are related to any material inaccuracy in or material breach of any representation, warranty or agreement of Seller contained herein or in any other document delivered pursuant hereto.

          7.3 PROCEDURE. If any action or claim is brought or asserted against an indemnified party in respect of which indemnity may be sought pursuant to the preceding Section 7.1 or Section 7.2, the indemnified party shall promptly notify the indemnifying parties in writing, and the indemnifying parties shall assume the defense thereof, (including the employment of counsel reasonably acceptable to the indemnified party) and the payment of all fees and expenses on a current basis, including expenses incurred by the indemnified party in connection with investigating, preparing to defend, or defending any such action or claim prior to the tender of the same to the indemnifying parties. Should the indemnified party fail to promptly notify the indemnifying parties of the claim or action, such failure shall not affect the parties obligations to indemnify hereunder unless such failure has materially prejudiced their ability to properly defend against the claim or action.

          The indemnified party shall have the right to employ separate counsel reasonably acceptable to the indemnifying parties in any proceeding concerning the action or claim and to participate in the defense thereof. The fees and expense of such counsel incurred by the indemnified party following acceptance of the defense of the action or claim shall be borne by such indemnified party unless (a) the employment has been specifically authorized by the indemnifying parties, (b) the indemnifying parties have failed to assume the defense and employ counsel, or (c) the named parties to any such action (including any impleaded parties) included both the indemnified party and the indemnifying parties and the indemnified party has been advised by counsel that the representation of the indemnified party and the indemnifying parties by the same counsel would be inappropriate under applicable standards of professional conduct due to actual or potential conflicts of interest between them.

          The indemnified party shall not be liable for settlement of any action or claim entered into without its prior written consent.

          The indemnified party and the indemnifying parties shall cooperate with each other in the defense of any claim or action, making available to each other any books, records or other documents in their possession or control that are necessary or appropriate for such defense.

          7.4 SURVIVAL OF REPRESENTATIONS AND WARRANTIES; LIMITATION ON INDEMNITY. The representations and warranties contained in or made pursuant to this Agreement shall survive the Closing and shall expire on the second anniversary of the Closing, except that the representations and warranties contained in Sections 3.1 through 3.4, and Sections 4.1 and 4.2 shall remain in full force and continue indefinitely. If a claim for indemnity under Sections
7.1 or 7.2 of this Agreement has been asserted in writing prior to such expiration, such representation or warranty shall continue indefinitely until the applicable claim is finally resolved.

8.        TRANSACTIONS PENDING CLOSING; ADDITIONAL AGREEMENTS

          8.1 CONDUCT OF BUSINESS PENDING CLOSING. Except as provided herein, Seller shall cause the Company to (i) conduct its business up to the Closing according to and conforming with all applicable laws and regulations, (ii) to operate and maintain its business in the normal and customary manner, (iii) not violate the terms of any lease or contract connected with such its business, and (iv) not terminate any employees, contracts, licenses, permits or agreements without Buyer's prior written consent.

          8.2 TRANSACTIONS PRIOR TO CLOSING; EXCLUDED ASSETS. It is contemplated that certain assets of the Company shall be distributed or otherwise transferred prior to, concurrently with or after the Closing, as follows:

              8.2.1 POWER GLOVE. The Company shall transfer to Freedom
                    Multimedia, LLC, a Delaware limited liability company, (the "Power Glove Company") all of its right title and interest in and to the Power Glove product line and associated technology, patents and trademarks (but excluding the television, video, music and similar entertainment rights, `which shall remain in the Company, or be licensed to the Company pursuant to an exclusive, worldwide, royalty-free license). The equity interests in the new entity shall be allocated 43.75% to Seller, 37.5% to Anthony Gentile, John Gentile and Jenny Gentile (collectively) and 1 8.7 5% to Buyer, it being understood that voting control over Buyer's interest will rest will Seller or Seller's designee. The parties acknowledge that the Company has borrowed $300,000 from its Chase Credit line for development of the Power Glove; upon organization of the Power Glove Company, all cash remaining from such borrowing shall be transferred to the Power Glove Company, and the Power Glove Company shall issue a promissory note to the Company for $300,000, payable upon such terms as the parties may mutually agree, but due in any event within two years of the Closing. In the event that the Power Glove Company shall cease operations or development for a period of more than six months, the members shall cause the Power Glove Company to use best efforts to sell its assets and the first $300,000 raised from such sale shall be utilized to repay its promissory note to the Company. The parties shall negotiate in good faith with respect to the terms of the organization of the Power Glove Company. The operating agreement for the Power Glove Company shall provide that the members shall have the option (exercisable within 10 days) to avoid dilution of their equity percentages in the Power Glove Company by investing additional capital on the same basis (at the same price per percentage interest) as is offered to new third party investors. Furthermore, if the assets or business (or capital stock) of Up Up & Away America, Inc. are merged into or contributed to the Power Glove Company as part of the financing of such company, there will be an independent valuation made of such assets or stock, and the owners of the shares of Up Up & Away, Inc. shall receive additional percentage interests in the Power Glove Company based upon such valuation.

              8.2.2 MICRONAUTS. The Company and Kaleidoscope Media Group
                    ("KMG") are currently negotiating an agreement for the production and distribution of an animated series based on a Company property known as "Micronauts" (the "KMG Agreement"), which provides for organization of a new entity to exploit the property, and the Company and KMG are currently negotiating with Wynn Entertainment, Inc. to finance the series. It is anticipated that, if these arrangements are consummated, Giocchi Preziosi ("GP") will provide between $1.5 million and $2.4 million toward the production, as an advance against toy royalties. If GP provides such an advance, Seller will be entitled to receive 50% of all net proceeds received by the Company from exploitation of the Micronauts series (i.e. net after reimbursement to AGE of all amounts expended by it with respect to the series) as well as a 50% ownership of all series episodes retained by AGE.

              8.2.3 OTHER PRODUCTS. The Company shall assign to Up Up &
                    Away America, Inc. all of its right, title and interest in and to the License Agreement, dated February 4,1998, with Irwin Toys/Canada, relating to "Snoring Snoopy", and all of its right, title and interest to the product lines and associated intellectual property known as "Kindergarten", "Knitters", "Smunchies" and "POPS".

          8.3 CONSULTING AGREEMENT. At the Closing, Seller shall execute and deliver a one-year Consulting Agreement with Buyer in the form of EXHIBIT A hereto.

          8.4 REGISTRATION RIGHTS AGREEMENT. At the Closing, Buyer shall execute and deliver a Registration Rights Agreement with Seller in the form of EXHIBIT B hereto (the "Registration Rights Agreement").

          8.5 HALLMARK LOAN INDEMNITY AGREEMENT. At the Closing, Buyer shall execute and deliver a Hallmark Loan Indemnity Agreement with Seller in the form of EXHIBIT C hereto.

          8.6 GAUMONT CLAIM. The parties acknowledge that Gaumont Multimedia has asserted claims against the Company arising out of certain co-production agreements between the Company and Gaumont Multimedia arising out of the production and distribution of the "Sky Dancers" and "Dragon Flyz" animated television series (the "Gaumont Claim"). If, on the Closing Date, the Gaumont Claim has not been settled or otherwise disposed of to the satisfaction of Buyer, then at the Closing Seller shall deposit with Buyer's counsel a certificate representing 400,000 shares of Buyer's Common Stock (the "Escrowed Shares") for the purpose of assisting in settlement of the Gaumont Claim. Buyer shall use its best efforts to settle the Gaumont Claim, utilizing the Escrowed Shares and its cash. If Buyer is able to settle the claim, it shall pay the full settlement amount and shall be entitled to retain a portion of the Escrowed Shares (valued at $.40 per share) equal in value to 50% of the settlement amount, including attorneys' fees. If the Gaumont Claim is settled for a lesser amount, then any remaining Escrowed Shares shall be promptly returned to Seller. If, despite Buyer's best efforts to cause a settlement of the Gaumont Claim, an action, arbitration or other proceeding is commenced by Gaumont Multimedia or its affiliates relating to the Gaumont Claim within 180 days of the Closing Date, then at the end of such 180 day period Buyer shall be entitled to retain the Escrowed Shares, in full satisfaction of Seller's obligations with respect to the Gaumont Claim.

          8.7 ACCESS TO RECORDS. Between the date of this Agreement and the Closing Date and during regular business hours, Seller shall cause the Company to afford to Buyer and its employees, accountants, counsel and other authorized representatives free and full access to the properties, books, records (including tax returns filed and those in preparation), contracts, commitments and affairs of the Company and shall furnish Buyer with such additional financial and operating data and copies of all documents and other information concerning the business, affairs, assets and properties of the Company as Buyer may from time to time reasonably request. Notwithstanding the foregoing, any such investigation made by Buyer pursuant to this Section 8.7 shall not affect or otherwise diminish any of the representations and warranties of Seller hereunder.

          8.8 INCORPORATION OF SCHEDULES AND EXHIBITS. All schedules, exhibits and other documents and written information required to be delivered pursuant to this Agreement are incorporated into this Agreement by this reference and are warranted by the party or parties which deliver the same to be accurate and complete in all material respects. In the event that any material changes shall occur with respect to any information disclosed in any schedule furnished by Seller hereunder following the date of the delivery thereof and prior to the Closing Date, Seller shall promptly notify Buyer thereof in writing.

          8.9 GOVERNMENTAL DOCUMENTS. If, after the date of Closing, in order properly to prepare its tax returns or other documents or reports required to be filed with governmental authorities or its financial statements, it is necessary that a party to this Agreement be furnished with additional information relating to the Company or Seller and such information is in possession of the other party or any related party and can reasonably be furnished to the party in need of such information, then the other party will, promptly upon request, furnish such information to the party in need of such information.

          8.10 COOPERATION. Each party will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any other party in connection with any such requirements imposed upon any of them in connection with the consummation of the transactions contemplated by this Agreement. Each party will take all reasonable actions necessary to obtain (and will cooperate with any other party in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any governmental entity, domestic or foreign, or other person, required to be obtained or made by such party (or by any other party) in connection with the taking of any action contemplated by this Agreement.

          8.11 FULFILLMENT OF CONDITIONS TO CLOSING. Each party hereto shall use its best efforts to cause the conditions to Closing to be fulfilled by the Closing Date.

          8.12 ASSISTANCE WITH AUDITS. Seller shall cause the Company, if requested by Buyer, to give Buyer and its independent accountants access to (and to cause access to be given by its independent public accountants) the work papers of the Company and its accountants pertaining to the conduct of the business of the Company in connection with the preparation of any financial statements, internal reports or audits by Buyer, and to assist Buyer and its independent accountants in understanding such work papers.

          8.13 COLLECTION OF ACCOUNTS. After the date of Closing, Seller shall cooperate with Buyer to collect for the account of the Company all accounts and other collectible items reflected in the books and records of the Company. Seller agrees promptly to transfer or deliver to the Company any cash or other property received directly or indirectly by him in respect of any such accounts and other items, including any amounts payable as interest. Seller agrees to cooperate fully in order to allow the maintenance of records necessary to conduct the Company's business and agrees to provide such reports and information to Buyer as are reasonably requested and reasonably related to the business of the Company.

          8.14 CHASE LINE OF CREDIT. Seller shall cooperate with Buyer and AGE to maintain AGE's existing credit arrangements with Chase Manhattan Bank, and shall take no action (or omit to take any action) (other than the transactions contemplated hereunder) that would cause Chase Manhattan Bank to revoke, rescind or reduce such credit.

          8.15 POSSIBLE CONTINGENT ISSUANCE OF SHARES. If, on the first anniversary of the date of the Closing, the aggregate Market Value (as defined herein) of the Pre-Closing Shares and the Closing Shares is less than $1,250,000, then within 30 days thereafter, Buyer shall issue to Seller such additional number of fully paid, non-assessable shares of Common Stock of Buyer as may be necessary to bring the aggregate Market Value (determined as of the date of such first anniversary) of the Pre-Closing Shares, the Closing Shares, and such additional shares, to $1,250,000. For the purposes of this Section, the Market Value of the Common Stock shall be the average closing price (or the average of the bid and asked price, if there is no reported closing price) of the Common Stock of Buyer for the twenty trading days preceding such first anniversary, as reported by any securities exchange on which Buyer's Common Stock is listed, or on NASDAQ or the OTC Bulletin Board, as the case may be, if not so listed. For the purposes of this calculation, Seller shall be deemed to own all of the Pre-Closing Shares and the Closing Shares (including the Escrowed Shares), adjusted for any stock splits, stock dividends or recapitalizations, on such first anniversary, irrespective of whether Seller has disposed of all or a portion thereof in the interim. This Section shall be of no further force or effect if, prior to such anniversary, Seller either (i) sells or disposes of some or all of the Pre-Closing Shares and/or Closing Shares for a net aggregate consideration in excess of $1,250,000, or (ii) Seller becomes entitled to sell the Pre-Closing Shares and the Closing Shares for a net aggregate consideration in excess of $1,250,000 pursuant to the Registration Rights Agreement.

9.        MISCELLANEOUS

          9.1 EXPENSES AND TAXES. Each party shall bear and pay his, her or its own expenses, including legal, accounting and other professional fees, and taxes incurred in connection with the transactions referred to in this Agreement. The party responsible under applicable law shall bear and pay in their entirety all other taxes and registration and transfer fees, if any, payable by reason of the sale and conveyance of the Shares.

Each party will cooperate to the extent practicable in minimizing all taxes and fees levied by reason of the sale or assignment of the Shares.

          9.2 PUBLIC ANNOUNCEMENTS. Buyer will be responsible for the issuance of press releases or trade releases, and the making of such other public statements with respect to this Agreement and the transactions contemplated hereby as may, in Buyer's reasonable judgment, be necessary or appropriate, provided, however, that the initial such press release or public announcement shall also be subject to Sellers prior approval which shall be exercised in a reasonable manner, recognizing Buyer's obligations under the securities laws to make full and fair disclosure to the public. Prior to Closing, Seller shall not issue any press releases or trade releases or make any public statements with respect to the transactions contemplated hereby.

          9.3 ENTIRE AGREEMENT; MODIFICATIONS; WAIVER. This Agreement, together with the related agreements, Schedules referenced herein and Exhibits hereto, constitutes the final, exclusive and complete understanding of the parties with respect to the subject matter hereof and supersedes any and all prior agreements, understandings and discussions with respect thereto. No variation or modification of this Agreement and no waiver of any provision or condition hereof, or granting of any consent contemplated hereby, shall be valid unless in writing and signed by the party against whom enforcement of any such variation, modification, waiver or consent is sought.

          9.4 REPRESENTATIONS AND WARRANTIES. The representations and warranties hereunder shall not be affected or diminished by any investigation at any time by or on behalf of the party for whose benefit such representations and warranties were made. All statements contained herein or in any schedule, exhibit, certificate, list or other document delivered pursuant hereto or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties.

          9.5 FURTHER ASSURANCES. The parties hereto shall use their best efforts, and shall cooperate with one another, to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as shall be required in order to consummate the transactions contemplated hereby, and shall otherwise use their best efforts to cause such transactions to be consummated in accordance with the terms and conditions hereof. At any time or from time to time after the Closing Date, each party hereto, shall execute and deliver any further instruments or documents and take all such further action as such requesting party may reasonably request in order to consummate and document the transactions contemplated hereby.

          9.6 CAPTIONS. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the constructing or interpretation of any provision of this Agreement.

          9.7 SECTION REFERENCES. Unless otherwise noted, all section references herein are to sections of this Agreement.

          9.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed shall constitute an original copy hereof, but all of which together shall constitute one agreement.

          9.9 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of Seller, his successors and any assigns to which Buyer consents in writing. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

          9.10 PARTIES IN INTEREST. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over against any party to this Agreement.

          9.11 NOTICES. All notices, requests, demands and other communications hereunder ("Notices") shall be in writing and shall be deemed to have been duly given if delivered by hand, by facsimile, or by registered or certified mail, postage prepaid, return receipt requested, but only upon receipt of such return receipt, as follows:

          If to Buyer:             MSH Entertainment Corporation
                                   3330 Ocean Park Boulevard
                                   Suite 115A
                                   Santa Monica, CA 90405
                                   Attn: Robert P. Maerz
                                   Fax No.: (310) 664-1190

          With a copy to:          Robert J. Zepfel, Esq.
                                   Haddan & Zepfel LLP
                                   4675 MacArthur Court, Suite 710
                                   Newport Beach, CA 92660
                                   Fax No.: (949) 752-6161

          If to Seller:            Mr. Martin Abrams
                                   c/o Abrams/Gentile Entertainment, Inc.
                                   244 West 54th Street
                                   New York, NY 10019
                                   Fax No.: (212) 765-1987

          With a copy to:          Marc Bailin, Esq.
                                   Rubin, Bailin, Ortoli, Mayer, Baker & Fry LLP
                                   405 Park Avenue
                                   New York, NY  10022-4405
                                   Fax No.: (212) 826-9307

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt. All notices shall be deemed received on the date of delivery or, if mailed, on the date appearing on the return receipt therefor.

          9.12 LAW GOVERNING; VENUE. This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of New York, without regard to its choice-of-laws or conflicts-of-law rules.


          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of date first above written.


                              MSH Entertainment Corporation

                              By     /s/ROBERT P. MAERZ
                                ----------------------------------------
                                Robert P. Maerz, Chief Executive Officer


                                     /s/MARTIN ABRAMS
                                ----------------------------------------
                                Martin Abrams

                         LIST OF SCHEDULES AND EXHIBITS

SCHEDULES:

3.9    Tangible Personal Property and Equipment Leases

3.10   Licenses and Permits

3.11   Accounts Receivable

3.12   Customers/Vendors

3.13   Contracts

3.14   Proprietary Rights

3.15   Litigation

3.17   Executive Compensation

3.20   Bank Accounts

3.21   Employee Benefit Plans

EXHIBITS:

A      Consulting Agreement

B      Registration Rights Agreement

C      Hallmark Loan Indemnity Agreement

                               ASSET LOCATION NOTE

          The following AGE materials are located in lab storage at the following facility:

                    Bonded Service Ltd.      P. (201) 944-3700
                    504 Jane Street          F. (201) 592-0727
                    Fort Lee, NJ 07024       Customer #3138


     Materials stored:

     1.    Visionaires -           13 Beta Masters
     2.    Bucky O'Hare -          13 Beta Master Episodes
                                   Audio Masters
     3.    Happy Ness -            13 D2 Masters Episodes
                                   Split Track Audio Masters
                                   14 Dat Song Masters
     4.    Jelly Bean Jungle -     14 Digibeta Master Episodes
                                   Split Track Audio Masters
     5.    Sky Dancer* -           14 D2 Master Episodes
                                   Split Track Audio Masters
     6.    Dragon Flyz* -          13 D2 Master Episodes
                                   Split Track Masters
     7.    Vanpires -              13 Digibeta Master Episodes
                                   Split Track Masters
                                   CG 1 Output Reels
                                   14 Dat Song Masters

     8. Audio/Video Promo Masters and Commercial Reels (Dz, Digibeta & Beta Formats)

           1 Guardian Angels                   3 Bucky O'Hare
           1 Micronauts                        4 Visionaires
           1 Hammer Storage Zone               2 Fazz
           1 Radko Christmas                   1 Suprize-a-Lots
           1 Pappaazzi Samurai                 1 Popcorn Pretties
           1 Open Call                         1 Men of Metal
           1 Sci-Com City                      1 NitroBat
           1 Power Glove                       1 Cave Man
           1 Power Slam                        1 Barbie Talk
           8 Sky Dancers                       2 Plastic Elastic
           4 Dragon Flyz                       3 Rambo
           2 Jelly Bean Jungle                 4 Happy Ness
           1 Annie                             1 Disney Bubble Camera

*Upon Settlement of Gaumont each series will have a total of 26 episodes each for a total of 52 broadcast masters.

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